Exhibit 99.1

Cytori Divests HYDROSORB™ Surgical Implant Product Line to Kensey Nash for $3.2 million

June 1, 2007, San Diego, Calif. - Cytori Therapeutics (NASDAQ: CYTX; Frankfurt: XMPA) sold its HYDROSORB™ surgical implant product line, a part of its MacroPore Biosurgery division, for $3.2 million to Kensey Nash Corporation. The line of spine and orthopedic implants will now be manufactured by Kensey Nash and will continue to be distributed by Medtronic, Inc.

“We are very pleased to achieve this planned divestiture of the HYDROSORB™ product line, which strategically increases Cytori’s focus on the development and commercialization of adipose-derived regenerative cell therapies,” said Christopher J. Calhoun, Chief Executive Officer for Cytori. “The divestiture will have a favorable financial impact through reduction in operating expenses and net operating loss. In addition, it represents our third non-core asset sale and brings non-dilutive cash to enable further investment into the tremendous opportunity of regenerative medicine.”

As part of the transaction, Kensey Nash received related manufacturing equipment and proprietary know-how as well as ownership of regulatory filings. After a short transition period, manufacturing of the HYDROSORB™ product line will be commenced by Kensey Nash in their Exton, PA facility.

Cytori Therapeutics

Cytori Therapeutics is developing and seeks to commercialize stem and regenerative cell therapies for cardiovascular disease, reconstructive surgery and many other serious, chronic, and life threatening conditions. To provide these therapies, physicians remove a small amount of a patient's fat, also known as adipose tissue, and run it through Cytori's Celution™ System. This System quickly separates and concentrates stem and regenerative cells from adipose tissue so they may be quickly administered back to the patient about an hour later. This system will dramatically improve the way in which personalized cell-based therapies can be delivered to patients. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and prospects of our business, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties, dependence on performance of third parties, and other risks and uncertainties described (under the heading "Risk Factors") in Cytori Therapeutics' Form 10-K annual report for the year ended December 31, 2006. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Contact: Tom Baker; 858-875-5258; tbaker@cytoritx.com